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                    AGREEMENT OF APPOINTMENT AND JOINDER AND
                             AMENDMENT NO. 2 TO THE
                      AMENDED AND RESTATED RIGHTS AGREEMENT

          This Agreement of Appointment and Joinder and Amendment No. 2 to the Amended and Restated Rights Agreement dated as of August 31, 2002, by and between Gartner, Inc., a Delaware corporation with offices at 56 Top Gallant Road, Stamford, CT 06904 (the "Company") and Mellon Investor Services LLC ("Mellon"), as the same may be amended from time to time (the "Rights Agreement"), is entered into as of September 1, 2006 by and between the Company and American Stock Transfer & Trust Company, a New York banking corporation with offices at 59 Maiden Lane, New York, NY 10038 ("AST").

          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

          Whereas, Mellon has resigned as Rights Agent effective the close of business on August 31, 2006; and

          Whereas, the Company is required by the terms of the Rights Agreement to appoint a successor Rights Agent, and desires to appoint AST as successor Rights Agent; and

          Whereas, AST wishes to serve as successor Rights Agent; and

          Whereas, the Company desires to further amend the Rights Agreement to reduce the capital and surplus requirements for a successor Rights Agent to amounts required to be maintained by AST under applicable provisions of the New York Banking Law and to change the notice provisions.

          Now, therefore, intending to be legally bound, and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AST hereby agree as follows:

     1. Appointment of Successor Rights Agent: The Company hereby appoints AST as successor Rights Agent under the Rights Agreement effective September 1, 2006.

     2. Joinder to Rights Agreement: AST hereby accepts such appointment and agrees to serve as Rights Agent under the Rights Agreement effective September 1, 2006, and to be bound by the terms of the Rights Agreement as if it was an original signatory to such Agreement. All references to Rights Agent contained in the Agreement shall mean AST.

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     3.   Amendment to Section 21 of the Rights Agreement: The reference to "$50 million" contained in Section 21 of the Rights Agreement is hereby deleted in its entirety and replaced with "$25 million."

     4. Amendment to Section 26 of the Rights Agreement. All references to Mellon Investor Services LLC contained in Section 26 of the Rights Agreement are hereby deleted in their entirety and replaced with the following:

               American Stock Transfer & Trust Company
               56 Maiden Lane
               New York, New York 10038
               Attention: Corporate Trust Department

               With a copy to:

               American Stock Transfer & Trust Company
               56 Maiden Lane
               New York, New York 10038
               Attention: General Counsel

     5. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

     6. This Agreement may be executed in one or more counterparts, each of which shall together constitute one and the same document.

                               [signatures follow]

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement of
Appointment and Joinder and Amendment No. 2 to the Amended and Restated Rights Agreement as of the date first above written.

                                        American Stock Transfer & Trust Company


                                        By: /s/ Herbert J. Lemmer
                                            ------------------------------------
                                        Name: Herbert J. Lemmer
                                        Its duly authorized: Vice President

Agreed to and Accepted by:

Gartner, Inc.


By: /s/ Christopher Lafond
    -----------------------------------------
Name: Christopher Lafond
Its duly authorized: Executive Vice President
                     & Chief Financial Officer